Exhibit 99.1

K2M Group Holdings, Inc. Reports Second Quarter 2014 Financial Results;
Revenue Growth of 18% Year-over-Year

Leesburg, VA, August 6, 2014 – K2M Group Holdings, Inc. (NASDAQ:KTWO) today reported financial results for the three months ended June 30, 2014.

Second Quarter Highlights:

•	Total revenue of $47.5 million, up 18.4% year-over-year

•	Domestic revenue of $33.2 million, up 11.6% year-over-year

•	International revenue of $14.3 million, up 38.1% year-over-year

•	Complex Spine represents 42% of U.S. quarterly revenue

•	510(k) clearance from the U.S. Food and Drug Administration (FDA) to market the CASPIAN® Occipital Anchor Spinal System

•	Introduction of the SERENGETI® Minimally Invasive Retractor System in Japan

•	Launch of the CAYMAN® Minimally Invasive Plate System in the United States, the United Kingdom and Australia.

“We achieved 18% revenue growth during the second quarter of 2014, with strong performance in both our international and domestic markets,” said President and Chief Executive Officer, Eric Major. “Our growth was particularly encouraging considering our strong performance in the second quarter of 2013. We are pleased with our financial results in the first half of 2014 and continue to expect full-year 2014 revenue growth to be in the range of 14% - 16%. We remain focused on increasing our share of the $2.6 billion global complex spine and minimally invasive surgery markets and we believe the combination of product innovation, sales execution and the continued expansion of our global distribution network will drive shareholder value creation going forward.”

Second Quarter Financial Results

Revenue for the three months ended June 30, 2014 increased $7.4 million, or 18.4%, to $47.5 million, compared to $40.1 million in the same period of the prior year. The increase was largely attributable to $7.2 million in greater sales volume in the United States due to continued expansion of our customer base and a $2.9 million increase in sales in our international distributor markets, primarily Spain, Denmark and Japan.

Geographically, revenue in the United States increased $3.5 million, or 11.6% year-over-year, to $33.2 million, and our international revenue increased $3.9 million, or 38.1% year-over-year, to $14.3 million. Second quarter 2014 international revenue increased 35.2% year-over-year on a constant-currency basis.

	Three Months Ended June 30,		Increase
	2013	2014	$ Change	% Change	% Change
($ in thousands)				(as reported)	(constant currency)
United States	$29,764	$33,217	$3,453	11.6%	11.6%
International	10,337	14,271	3,934	38.1%	35.2%
Total Revenue:	$40,101	$47,488	$7,387	18.4%	17.7%

By procedure category, U.S. revenue in our Complex Spine, Minimally Invasive Surgery (MIS) and degenerative categories represented 41.7%, 15.5% and 42.8% of U.S. revenue, respectively, for the three months ended June 30, 2014.

The following table represents domestic revenue by procedure category.  To further align its procedure categorizations, beginning in the second quarter of 2014, the Company began to report MIS sales attributable to complex spine procedures, which were historically reported in the minimally invasive category, within the complex spine category.  Accordingly, the Complex Spine category presented below includes complex spine procedures performed through minimally invasive technologies and techniques of $1.4 million and $2.1 million for the three months ended June 30, 2014 and June 30, 2013, respectively.

	Three Months Ended June 30,		Increase
	2013	2014	$ Change	% Change
($ in thousands)
Complex Spine	$13,107	$13,858	$751	5.7%
Minimally Invasive	4,660	5,141	481	10.3%
Degenerative	11,997	14,218	2,221	18.5%
U.S Revenue:	$29,764	$33,217	$3,453	11.6%

Gross profit for the second quarter of 2014 increased 13.5% to $31.5 million, compared to $27.7 million for the same period last year. Gross margin was 66.2% this quarter, down 287 basis points year-over-year, compared to 69.1% in the second quarter of 2013. The decrease in gross margin was primarily due to changes in the mix of sales between the United States and international markets and pricing declines in the U.S. and select international markets. Additionally, amortization of instruments sets increased $0.8 million, or 71.3%, to $1.9 million for the three months ended June 30, 2014, reflecting increased instrument purchases to support our revenue growth.
Operating expenses for the second quarter of 2014 increased $5.6 million, or 14.5%, to $44.3 million, compared to $38.7 million for the same period last year. The increase in operating expenses was driven primarily by the expansion of the sales team. This investment has driven an increase in sales commissions as a result of increased sales volumes and increased employee compensation costs due to incremental direct sales employees compared to the same period last year.

Loss from operations for the second quarter of 2014 was $12.8 million, compared to $11.0 million for the second quarter of 2013. Net loss attributable to stockholders for the second quarter of 2014 was $9.6 million, or $(0.32) per diluted share, compared to a net loss of $9.5 million, or $(0.43) per diluted share, for the second quarter of 2013. Net loss attributable to stockholders includes the accretion and adjustments of preferred stock to fair value of approximately $8.1 million in the second quarter of 2014 and adjustments of $(0.6) million in the second quarter of 2013. All outstanding shares of preferred stock were converted into common stock in connection with the May IPO. Pro-forma net loss was $12.2 million, or $(0.33) per basic and diluted share in the second quarter of fiscal 2014. Adjusted EBITDA was a loss of $1.5 million for the second quarter of 2014.

As of June 30, 2014, cash and cash equivalents were $36.2 million compared to $7.4 million as of December 31, 2013. In May 2014, the Company completed its initial public offering raising net proceeds of approximately $119 million, after deducting underwriting discounts and commissions and offering expenses of approximately $13.5 million. With the proceeds of its IPO, the Company added approximately $36.5 million of cash to its balance sheet and repaid all outstanding amounts under its Revolving Credit Agreement totaling $23.5 million and all outstanding notes to stockholders of $39.2 million plus accrued interest of $1.3 million. Additionally, as of June 30, 2014, we had no outstanding indebtedness.

2014 Outlook

The Company continues to expect full year 2014 revenue will be in the range of $180 million to $183 million, representing an increase of 14% to 16% year-over-year. The Company continues to expect full year 2014 Adjusted EBITDA will be in the range of $(11.0) million to $(9.0) million.

New Product Approvals, Introductions and Launches

The K2M Complex Spine product offering continues to grow with the issuance of a 510(k) clearance from the U.S. Food and Drug Administration (FDA) to market the CASPIAN® Occipital Anchor Spinal System. This system offers surgeons a uniquely flexible intraoperative solution for occipital fixation which can be a challenging component of complex spinal procedures. The design of the CASPIAN Occipital Anchor includes a technique that may be of particular interest to the growing number of neurosurgeons performing complex spinal procedures.

K2M also continued the global expansion of its minimally invasive technologies with the introduction of SERENGETI in Japan and the launch of CAYMAN Minimally Invasive in the United States, the United Kingdom and Australia.

SERENGETI is an existing K2M flagship minimally invasive product, featuring one-step placement of screws and retractors thereby reducing the number of surgical steps, while allowing for direct visualization and improved access to the spine. The Pharmaceuticals and Medical Devices Agency (PMDA) clearance of SERENGETI in Japan follows K2M's 2009 entrance into the Japanese market via its MESA® Spinal Systems. Similar to 510(k) clearance in the United States, the PMDA clearance allows for sale and distribution of SERENGETI and MESA in Japan.

Conference Call

Management will host a conference call for analysts and investors today beginning at 5:00 p.m. ET. Individuals interested in listening to the conference call may dial (888) 364-3108 for domestic callers or (719) 457-2627 for international callers and provide access code 9016637, or access the webcast on the “Investors Relations” section of the Company’s Web site at: http://investors.k2m.com. The webcast will be available on the Company’s Web site for 14 days following the completion of the call.

About K2M Group Holdings, Inc.

K2M Group Holdings, Inc. is a global medical device company focused on designing, developing and commercializing innovative complex spine and minimally invasive spine technologies and techniques used by spine surgeons to treat some of the most difficult and challenging spinal pathologies. K2M has leveraged these core competencies to bring to market an increasing number of products for patients suffering from degenerative spinal conditions. These technologies and techniques, in combination with a robust product pipeline, enable the company to favorably compete in the global spinal surgery market.

Forward-Looking Statements

This press release contains forward-looking statements that reflect our current views with respect to, among other things, our operations and financial performance. Forward-looking statements include all statements that are not historical facts. In some cases, you can identify these forward-looking statements by the use of words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “could,” “seeks,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of these words or other comparable words. Such forward looking statements are subject to various risks and uncertainties including, among other things: our inability to achieve or sustain profitability; our ability to successfully demonstrate the merits of our technologies; pricing pressure from our competitors, hospitals and changes in third-party coverage and reimbursement; competition and our ability to develop and commercialize new products; aggregation of hospital purchasing from collaboration and consolidation; hospitals and other healthcare providers may be unable to obtain adequate coverage and reimbursement for procedures performed using our products; the safety and efficacy of our products is not yet supported by long-term clinical data; our dependence on a limited number of third-party suppliers; our inability to maintain and expand our network of direct sales employees, independent sales agencies and international distributors; the proliferation of physician-owned distributorships; concentration of sales from a limited number of spinal systems or products that incorporate these technologies; loss of the services of key members of our senior management, consultants or personnel; inability to enhance our product offerings through our research and development efforts; failure to properly manage our anticipated growth; acquisitions of or investments in new or complementary businesses, products or technologies; inability to train surgeons on the safe and appropriate use of our products; requirements to maintain high levels of inventory; an impairment of our goodwill or intangible assets; disruptions in our information technology systems; any disruption in operations at our headquarters facility or an inability to ship a sufficient number of our products to meet demand; inability to strengthen our brand; fluctuations in insurance cost and availability; extensive governmental regulation; failure to obtain or maintain regulatory approvals and clearances; requirements for new 510(k) clearances, premarket approvals or new or amended CE Certificates of Conformity; medical device reporting regulations, voluntary corrective actions or agency enforcement actions; a recall of our products or the discovery of serious safety issues with our products; possible enforcement action if we engage in improper marketing or promotion of our products; the misuse or off-label use of our products; delays or failures in any future clinical trials; the results of clinical trials; procurement and use of allograft bone tissue; environmental laws and regulations; failure to comply by us or our sales representatives with fraud and abuse laws; U.S. legislative or regulatory healthcare reforms; medical device tax provisions in the healthcare reform laws; our need to generate significant sales to become profitable; potential fluctuations in sales volumes and our results of operations may fluctuate over the course of the year; uncertainty in our future capital needs; continuing worldwide economic instability; our inability to protect our intellectual property rights; our reliance on patent rights that we either license from others or have obtained through assignments; our patent litigation; the outcome of potential claims that we, our employees, our independent sales agencies or our distributors have wrongfully used or disclosed alleged trade secrets or are in breach of non-competition or non-solicitation agreements with our competitors; potential product liability lawsuits; operating risks relating to our international operations; our ability to comply with the Foreign Corrupt Practices Act and similar laws associated with our activities outside the United States; control by and possible conflicts of interest with our controlling shareholder; increased costs and additional regulations and requirements as a result of becoming a public company; and our ability to implement and maintain effective internal control over financial reporting in the future; the potential impact of any future acquisitions, mergers, dispositions, joint ventures, investments or other strategic transactions we may make; and other risks and uncertainties, including those described under the section entitled “Risk Factors” in our prospectus dated May 7, 2014, filed with the SEC pursuant to Rule 424(b) of the Securities Act on May 9, 2014 as such factors may be updated from time to time in our periodic filings with the SEC, which are accessible on the SEC’s website at www.sec.gov. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this release and our filings with the SEC.

We operate in a very competitive and challenging environment. New risks and uncertainties emerge from time to time, and it is not possible for us to predict all risks and uncertainties that could have an impact on the forward-looking statements contained in this release. We cannot assure you that the results, events and circumstances reflected in the forward-looking statements will be achieved or occur, and actual results, events or circumstances could differ materially from those described in the forward-looking statements.

The forward-looking statements made in this press release relate only to events as of the date on which the statements are made. We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law. We may not actually achieve the plans, intentions or expectations disclosed in our forward looking statements and you should not place undue reliance on our forward-looking statements.

Investor Contact:

Westwicke Partners on behalf of K2M Group Holdings, Inc.
Mike Piccinino, CFA
443-213-0500
K2M@westwicke.com

K2M GROUP HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In Thousands, Except Share and Per Share Data)

	December 31,	June 30,
	2013	2014
ASSETS
Current assets:
Cash and cash equivalents	$7,419	$36,225
Accounts receivable, net	32,824	34,504
Inventory, net	39,223	50,750
Deferred income taxes	8,824	4,799
Prepaid expenses and other current assets	3,984	6,423
Total current assets	92,274	132,701
Property and equipment, net	2,978	3,260
Goodwill and intangible assets, net	186,270	171,205
Other assets, net	15,414	20,875
Total assets	$296,936	$328,041
LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK, AND STOCKHOLDERS’ EQUITY
Current liabilities:
Bank line of credit	$23,500	$—
Accounts payable	17,069	22,392
Accrued expenses	8,760	8,245
Accrued payroll liabilities	10,396	10,697
Total current liabilities	59,725	41,334
Notes to stockholders	19,650	—
Deferred income taxes	14,084	10,059
Other liabilities	211	134
Total liabilities	93,670	51,527
Series A redeemable convertible preferred stock	56,667	—
Series B redeemable convertible preferred stock	52,414	—
Stockholders’ equity:
Common stock, $0.001 par value, 100,000,000 and 750,000,000 shares authorized at December 31, 2013 and June 30, 2014, respectively. 22,421,509 and 37,116,029 shares issued and outstanding at December 31, 2013 and June 30, 2014, respectively.	22	37
Additional paid-in capital	165,651	380,665
Accumulated other comprehensive loss	(920)	(1,190)
Accumulated deficit	(70,568)	(102,998)
Total stockholders’ equity	94,185	276,514
Total liabilities, redeemable convertible preferred stock, and stockholders’ equity	$296,936	$328,041

K2M GROUP HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In Thousands, Except Per Share Data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2014	2013	2014
Revenue	$40,101	$47,488	$75,199	$89,739
Cost of revenue	12,390	16,034	23,110	30,448
Gross profit	27,711	31,454	52,089	59,291
Operating expenses:
Research, development and engineering	3,082	3,785	6,279	6,982
Sales and marketing	20,654	23,721	39,274	46,169
General and administrative	14,931	16,761	29,231	32,651
Total operating expenses	38,667	44,267	74,784	85,802
Loss from operations	(10,956)	(12,813)	(22,695)	(26,511)
Other income (expense):
Foreign currency transaction (loss) gain	169	728	(1,410)	950
Discount on prepayment of notes to stockholders	—	(4,825)	—	(4,825)
Interest expense	(683)	(752)	(1,157)	(1,999)
Total other expense, net	(514)	(4,849)	(2,567)	(5,874)
Loss before income tax (benefit) expense	(11,470)	(17,662)	(25,262)	(32,385)
Income tax (benefit) expense	(2,586)	21	(5,499)	45
Net loss	(8,884)	(17,683)	(19,763)	(32,430)
Accretion and adjustment of preferred stock to fair value	(570)	8,059	(13,685)	6,879
Net loss attributable to stockholders	$(9,454)	$(9,624)	$(33,448)	$(25,551)
Net loss per share attributable to common stockholders:
Basic and diluted	$(0.43)	$(0.32)	$(1.51)	$(0.96)
Weighted average shares outstanding:
Basic and diluted	22,208,917	30,441,034	22,148,521	26,504,068

K2M GROUP HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(In Thousands)

	Six Months Ended June 30,
	2013	2014
Operating activities
Net loss	$(19,763)	$(32,430)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	17,929	19,604
Provision for allowance for doubtful accounts	201	299
Provision for inventory reserve	1,576	1,048
Stock-based compensation	1,161	1,758
Amortization of issuance and discount costs included in interest expense	30	4,928
Deferred income taxes	(5,564)	—
Changes in operating assets and liabilities:
Accounts receivable	(4,211)	(1,908)
Inventory	(8,224)	(13,843)
Prepaid expenses and other assets	(93)	(2,582)
Accounts payable, accrued expenses, and accrued payroll liabilities	11,496	3,970
Net cash used in operating activities	(5,462)	(19,156)
Investing activities
Purchase of surgical instruments	(6,724)	(7,338)
Purchase of property and equipment	(184)	(1,087)
Purchase of intangible assets	(17)	(19)
Net cash used in investing activities	(6,925)	(8,444)
Financing activities
Proceeds from issuances of common stock, net of issuance costs	1,445	123,456
Proceeds from issuance of Series B redeemable convertible preferred stock, net of issuance costs	11,574	—
Proceeds from issuance of notes to stockholders	9,866	14,634
Prepayment of notes to stockholders	—	(39,212)
Borrowings on bank line of credit	1,500	—
Payments on bank line of credit	(2,000)	(23,500)
Payment of dividends on Series A and Series B redeemable convertible preferred stock	—	(18,547)
Payments to satisfy minimum tax withholding related to exercise of options	(429)	(475)
Net cash provided by financing activities	21,956	56,356
Effect of exchange rate changes on cash and cash equivalents	(32)	50
Net increase in cash and cash equivalents	9,537	28,806
Cash and cash equivalents at beginning of period	7,011	7,419
Cash and cash equivalents at end of period	$16,548	$36,225
Significant noncash financing activities
Accretion of Series A redeemable convertible preferred stock	$2,533	$1,195
Accretion of Series B redeemable convertible preferred stock	$(2,883)	$(15)
Adjustment of preferred stock to fair value	$14,035	$(8,059)
Deferred public offering costs	$—	$2,298
Cash paid for:
Income taxes	$—	$34
Interest	$679	$1,716

K2M GROUP HOLDINGS, INC.
Reconciliation of GAAP Net Loss to Adjusted EBITDA
(Unaudited)
(In Thousands)

Use of Non-GAAP Financial Measures
This press release includes the non-GAAP financial measures of revenue in constant currency, Adjusted EBITDA and pro forma net loss per share.

We present these non-GAAP measures because we believe these measures are useful indicators of our operating performance. Our management uses these non-GAAP measures principally as a measure of our operating performance and believes that these measure are useful to investors because they are frequently used by analysts, investors and other interested parties to evaluate companies in our industry. We also believe that these measures are useful to our management and investors as a measure of comparative operating performance from period to period.

Constant currency information compares results between periods as if exchange rates had remained constant period-to-period. In this release, the Company calculates constant currency by calculating current-year results using prior-year foreign currency exchange rates.

Adjusted EBITDA represents net income (loss) plus interest expense, discount on prepayment of notes to stockholders, income tax expense (income tax benefit), depreciation and amortization, stock-based compensation expense and foreign currency transaction loss (foreign currency transaction gain). Adjusted EBITDA is a non-GAAP financial measure and should not be considered as an alternative to net income (loss) as a measure of financial performance or cash flows from operations as a measure of liquidity, or any other performance measure derived in accordance with GAAP and it should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. In addition, Adjusted EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not reflect certain cash requirements such as tax payments, debt service requirements, capital expenditures and certain other cash costs that may recur in the future. Adjusted EBITDA contains certain other limitations, including the failure to reflect our cash expenditures, cash requirements for working capital needs and cash costs to replace assets being depreciated and amortized. In evaluating Adjusted EBITDA, you should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in this presentation. Our presentation of Adjusted EBITDA should not be construed to imply that our future results will be unaffected by any such adjustments. Management compensates for these limitations by primarily relying on our GAAP results in addition to using Adjusted EBITDA supplementally. Our definition of Adjusted EBITDA is not necessarily comparable to other similarly titled captions of other companies due to different methods of calculation.

The following table presents a reconciliation of net loss to Adjusted EBITDA for the periods presented.

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2014	2013	2014
Net loss:	$(8,884)	$(17,683)	$(19,763)	$(32,430)
Interest expense	683	752	1,157	1,999
Discount on payment of notes to stockholders	—	4,825	—	4,825
Income tax (benefit) expense	(2,586)	21	(5,499)	45
Depreciation and amortization	9,034	9,899	17,929	19,604
Stock-based compensation expense	670	1,383	1,161	1,758
Foreign currency transaction (gain) loss	(169)	(728)	1,410	(950)
Adjusted EBITDA	$(1,252)	$(1,531)	$(3,605)	$(5,149)

Pro forma net loss per share gives pro forma effect to the issuance of shares in the Company’s initial public offering ("IPO")
and the reversal of the (1) accretion or write-up of preferred stock, (2) discount on the prepayment of notes to stockholders and
(3) interest expense on notes to stockholders and line of credit, in each case as if our initial public offering had occurred on the first day of the period. In connection with our IPO, our preferred stock converted into common stock and we used a portion of the IPO proceeds to pay accrued dividends on our preferred stock and to repay our stockholder notes and borrowings under our revolving line of credit.

The following table presents a reconciliation of GAAP net loss per share to pro forma net loss per share:

K2M GROUP HOLDINGS, INC.
Reconciliation of GAAP Net Loss Per Share to Pro Forma Net Loss Per Share
(Unaudited)
(In Thousands, Except Per Share Data)

	Three Months Ended June 30, 2014	Six Months Ended June 30, 2014
Numerator
Net loss attributable to common stockholders, as reported	$(9,624)	$(30,376)
Reversal of accretion or write-up of preferred stock	(8,059)	(6,879)
Reversal of discount on prepayment of notes to stockholders	4,825	4,825
Reversal of interest expense on notes to stockholders and line of credit	611	1,526
Pro forma net loss	$(12,247)	$(30,904)

Denominator
GAAP weighted average shares outstanding, as reported	30,441	26,504
Series A and B Preferred included in GAAP weighted average shares	(3,003)	(1,510)
IPO Shares included in GAAP weighted average shares	(4,752)	(2,389)
Series A and B preferred converted at the beginning of the period	5,577	5,577
IPO Shares issued at the beginning of the period	8,825	8,825
Weighted average shares used in computing pro forma net loss per share	37,088	37,007
Pro forma net loss per share - basic and diluted	$(0.33)	$(0.84)